EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our review report dated August 27, 2004 with respect to the consolidated financial statements of Dynacq Healthcare, Inc. included in the Quarterly Report (Form 10-Q) for the quarter ended May 31, 2004.

/s/ Killman, Murrell & Co., P.C.
Killman, Murrell & Co., P.C.
Houston, Texas
August 27, 2004